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                                                           EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET EARNINGS PER SHARE
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                                                            Nine Months
                                                               Ended            Year Ended          Year Ended          Year Ended
                                                               Mar-98             Jun-97             Jun-96              Jun-95
                                                               ------             ------             ------              ------

Weighted average shares of common stock outstanding
 used to compute basic net earnings per share                 22,639,997       22,639,997          22,639,997          22,639,997
Add common stock equivalents issued or granted                 1,065,315           10,874              --                  --
                                                            ------------      ------------        ------------        ------------
Shares used to compute diluted net earnings per share         23,705,312       22,650,871          22,639,997          22,639,997

Net earnings                                                $ 12,542,061      $ 5,149,519         $    73,643         $ 5,482,907

Basic net earnings per share                                $       0.55      $      0.23         $      0.00         $      0.24
Diluted net earnings per share                              $       0.53      $      0.23         $      0.00         $      0.24

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